UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Horizon Therapeutics Public Limited Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Horizon Therapeutics plc, a public limited company incorporated under the laws of Ireland (“Horizon”), filed its definitive proxy statement on Schedule 14A (the “definitive proxy statement”) with the U.S. Securities and Exchange Commission (the “SEC”) on January 23, 2023, relating to two special meetings of the shareholders of Horizon. The first, the special Irish High Court-ordered meeting (the “Scheme Meeting”) and the second, the extraordinary general meeting of shareholders (the “EGM”) are scheduled to be held on February 24, 2023. The Scheme Meeting and the EGM are referred to collectively as the “special meetings.”

This Schedule 14A (the “Schedule”) is being filed to update and supplement the definitive proxy statement. The information contained in this Schedule is incorporated by reference into the definitive proxy statement and should be read in conjunction with the definitive proxy statement, which should be read in its entirety. Capitalized terms used in this Schedule, but not otherwise defined, have the meanings ascribed to such terms in the definitive proxy statement.

As previously disclosed, on December 11, 2022, Horizon entered into a Transaction Agreement (the “Transaction Agreement”) with Amgen Inc., a Delaware corporation (“Amgen”), and Pillartree Limited, a private limited company incorporated under the laws of Ireland and a wholly owned subsidiary of Amgen (“Acquirer Sub”), pursuant to which Acquirer Sub will acquire Horizon (the “Transaction”). In January 2023, two individual lawsuits (captioned Stein v. Horizon Therapeutics plc, et al., No. 23-cv-00058 (S.D.N.Y. filed January 4, 2023) and O’Dell v. Horizon Therapeutics plc, et al., No. 23-cv-00082 (S.D.N.Y. filed January 5, 2023)) challenging the Transaction were filed in U.S. federal court. Additionally, in January 2023, Horizon received four demands from purported Horizon Shareholders challenging the Transaction. The complaints and demands generally allege that certain disclosures in the preliminary proxy statement (filed on December 30, 2022) were false or misleading, and assert claims against Horizon and the Horizon Board for violations of Sections 14(a) and 20(a) of the Exchange Act. Subsequent to the filing of the definitive proxy statement, three additional individual lawsuits were filed in U.S. federal court and Horizon received eight additional demands (some with or in the form of draft complaints) from purported Horizon Shareholders challenging the Transaction. The subsequent lawsuits and demands generally allege that certain disclosures in the definitive proxy statement (filed on January 23, 2023) were false or misleading, and assert claims against Horizon and the Horizon Board for violations of Sections 14(a) and 20(a) of the Exchange Act (the lawsuits filed in U.S. federal court and the demands and draft complaints are collectively referred to as the Federal Litigation). The plaintiffs in the Federal Litigation seek, among other things, an injunction against the consummation of the Transaction and an award of costs and expenses, including a reasonable allowance for attorneys’ and experts’ fees. On January 26, 2023, an individual lawsuit (captioned Elstein v. William F. Daniel, et al., No. 23CH00000013 (Ill Cir Ct.) challenging the Transaction was filed in the Circuit Court of the Nineteen Judicial Circuit, Lake County of the State of Illinois (the “Illinois Lawsuit”). The Illinois Lawsuit alleges that certain disclosures in the definitive proxy statement were false or misleading under Illinois law. The Illinois complaint seeks, among other things, an injunction against the consummation of the Transaction and an award of costs and expenses, including attorneys’ fees and expert fees.

Horizon and the other named defendants deny that they have violated any laws or breached any duties to Horizon’s Shareholders and contend that the Federal Litigation and the Illinois Lawsuit are without merit and that no supplemental disclosure to the definitive proxy statement is required under any applicable law, rule or regulation. However, solely to eliminate the burden and expense of the Federal Litigation and to avoid any possible disruption to the Transaction resulting from the Federal Litigation, Horizon is providing the supplemental information set forth in this Schedule. The supplemental information herein should be read in conjunction with the definitive proxy statement, which you are urged to read in its entirety. Nothing in this Schedule shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein.

To the extent that information in this Schedule differs from, or updates information contained in, the definitive proxy statement, the information in this Schedule supersedes or supplements the information in the definitive proxy statement. The information contained in this Schedule speaks only as of February 17, 2023, unless the information specifically indicates that another date applies. Except as otherwise described in this Schedule or the documents referred to, contained in or incorporated by reference in this Schedule, the definitive proxy statement, the annexes to the definitive proxy statement and the documents referred to, contained in or incorporated by reference in the definitive proxy statement are not otherwise modified, supplemented or amended.

All page references are to pages in the definitive proxy statement as filed by Horizon with the SEC.

1.

The following disclosure replaces the fifth full paragraph on page 8, in the section titled “The Transaction—Background of the Transaction.” The modified text is marked below, with added text in underline.

“On October 26, 2022, the Horizon Board held a regular board meeting in Dublin, Ireland. During the board meeting, the Horizon Board, together with Horizon’s senior management, and with the assistance of its outside financial and legal advisors, Morgan Stanley, J.P. Morgan, Cooley and Matheson, reviewed the October 19 Proposal. Senior management presented updates to Horizon’s risk-adjusted long range plan to reflect developments since July 2022, as well as key clinical data readouts expected in 2023 and potential near term performance opportunities and risks. Representatives of Morgan Stanley reviewed a preliminary financial analysis for Horizon based on Horizon’s updated risk-adjusted long range plan and key sensitivities in the valuation model. Representatives of Morgan Stanley and J.P. Morgan then discussed potential responses to Sanofi, including potential price guidance, and discussed conducting a market check, including the potential strategic parties with the capability of acquiring Horizon for cash, and the possible timing of any market check given the constraints of the Irish Takeover Rules. The Horizon Board discussed the risks of a market check given the risk of leaks and the disclosure obligations under the Irish Takeover Rules and agreed that conducting a market check at this time would be premature given that the October 19 Proposal was not close to an acceptable price. After the financial advisors left the meeting, the Horizon Board reviewed Horizon’s strategic alternatives and determined that the October 19 Proposal significantly undervalued Horizon and did not justify allowing Sanofi access to any due diligence and rejected the proposal. The Horizon Board further determined to convey to Sanofi that the Horizon Board was not prepared to authorize a transaction at a double digit discount to Horizon’s 52-week high, which at that time was $120.54 per Horizon Share. Following the meeting, the proposal rejection and price guidance were provided to Sanofi.”

2.	The following replaces the first full paragraph on page 10, in the section titled “The Transaction—Background of the Transaction.” The modified text is marked below, with added text in underline.

“On November 25, 2022, Robert A. Bradway, Chairman and Chief Executive Officer of Amgen, called Tim Walbert, Chairman, President and Chief Executive Officer of Horizon, to discuss Amgen’s interest in acquiring Horizon, the criticality of key Horizon management in a go-forward combined company and plans to submit an initial non-binding proposal to Horizon via its financial advisor, PJT Partners LP (“PJT Partners”). Following the call, Amgen submitted in writing, to Horizon’s financial advisors, a non-binding proposal at $105 per Horizon Share (the “Initial Amgen Proposal”). This non-binding indication of interest reiterated the criticality of the retention of “key commercial, medical and scientific personnel” but did not identify specific individuals or include any terms regarding employee retention or other compensation related agreements for Horizon’s officers and directors.”

3.	The following replaces the sixth paragraph on page 11, in the section titled “The Transaction—Background of the Transaction.” The modified text is marked below, with added text in underline.

“On December 3, 2022, the Horizon Board, together with Horizon’s senior management, and with the assistance of its outside advisors, Morgan Stanley, J.P. Morgan, Cooley and Matheson, met to discuss the status of the process and Horizon’s risk-adjusted long range plan. Senior management reviewed the key assumptions in Horizon’s risk adjusted long range plan and the material changes to the plan since the July board meeting. Following discussion, the Horizon Board approved the use of the risk-adjusted long range plan projections by Morgan Stanley in connection with providing financial analyses and a fairness opinion. The Horizon Board also reviewed the updated conflict disclosure of Morgan Stanley relating to Amgen (see a description of the work previously performed by Morgan Stanley for Amgen in the section of the proxy statement titled “—Opinion of Morgan Stanley & Co. LLC—General”) and JNJ, who were not potential parties when Morgan Stanley prepared its initial conflicts disclosure.”

4.	The following replaces the last paragraph on page 11, in the section titled “The Transaction—Background of the Transaction.” The modified text is marked below, with added text in underline.

“Later in the day on December 9, 2022, Sullivan & Cromwell submitted a draft transaction agreement on behalf of Amgen to Cooley. At the direction of Amgen, PJT Partners subsequently sent to Morgan Stanley and J.P. Morgan Amgen’s revised proposal of $112.75 per Horizon Share in cash, plus potential cash dividends of $2.75 per share to be paid by Horizon to its shareholders of record on June 30, 2023 (assuming that the transaction had not closed before the dividend date) and $2.75 per share to be paid by Horizon to its shareholders of record on September 30, 2023 (assuming that the transaction had not closed before the dividend date). The draft transaction agreement provided for cash out of all outstanding Horizon Options and PSUs at the closing and the substitution of Amgen RSUs for any outstanding Horizon RSUs at the closing for all Horizon employees, including officers.”

5.	The following replaces the first paragraph on page 12, in the section titled “The Transaction—Background of the Transaction.” The modified text is marked below, with added text in underline.

“On December 9 and December 10, 2022, representatives of Morgan Stanley and J.P Morgan discussed the bid submissions with Horizon’s senior management and legal advisors and then, at the direction of and on behalf of Horizon, provided to each of Amgen and Sanofi feedback on their respective bid submissions. Following the feedback, on December 10, Sanofi submitted a revised proposal of $110.50 per Horizon Share in cash and Amgen submitted a revised proposal of $115.50 per Horizon Share in cash plus the two potential dividends of $2.75 per share to be paid by Horizon if the transaction had not closed prior to the dividend dates. Amgen’s revised proposal reiterated the criticality of the retention of “key commercial, medical and scientific personnel” but did not identify any specific individuals or include any specific terms relating to employee retention and no additional employee retention provisions were added to the draft transaction agreement.”

6.

The following replaces the first paragraph on page 19, in the section titled “The Transaction—Opinion of Morgan Stanley & Co. LLC—Discounted Cash Flow Analysis.” The modified text is marked below, with added text in underline.

“Morgan Stanley performed a discounted cash flow analysis for Horizon, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. Morgan Stanley calculated a range of implied fully diluted equity values per share of Horizon Shares, based on estimates of future unlevered free cash flows projected to be generated by Horizon for fiscal years 2023 through 2032 based on the Horizon Projections. These unlevered free cash flows were calculated by Morgan Stanley as net operating income after tax (1) less (a) capital expenditures and (b) tax-effected share-based compensation expense and (2) plus or minus changes in net working capital, which such estimated unlevered free cash flows, in each case, were reviewed and approved by the management of Horizon for Morgan Stanley’s use. Terminal value was calculated using perpetual growth rates ranging from negative 4% to negative 1%, with such rates selected upon the application of Morgan Stanley’s professional judgment and experience, given the nature of Horizon and its business, the industries in which it operates and the risk of generic competition. The unlevered free cash flows and terminal value were discounted to present values as of December 31, 2022, using a midyear convention, at discount rates ranging from 8.9% to 10.2%, which discount rates were selected upon the application of Morgan Stanley’s professional judgment and experience, to reflect an estimate of Horizon’s weighted average cost of capital determined by the application of the capital asset pricing model. The resulting range of implied aggregate values were then adjusted by the expected net debt of approximately $290 million of Horizon as of December 31, 2022, as provided by the management of Horizon, to derive a range of implied equity values. Morgan Stanley then divided the implied equity values by the number of fully diluted shares calculated using the treasury stock method, as of December 8, 2022, with the fully diluted shares calculated based on 227 million outstanding Horizon Shares, 8 million shares subject to outstanding Horizon RSUs and PSUs (reflecting maximum payouts for PSUs) and 5 million shares subject to outstanding options, as provided by the management of Horizon.”

7.

The following replaces the first full paragraph on page 20, in the section titled “The Transaction—Opinion of Morgan Stanley & Co. LLC—Sum-of-the-Parts Discounted Cash Flow Analysis.” The modified text is marked below, with added text in underline and removed text in strikethrough.

“Morgan Stanley calculated terminal values for the foregoing items by applying perpetuity growth rates of between negative 15% to negative 100% to each existing medicine or medicine candidate, which Morgan Stanley estimated based on its professional judgment and experience, given the nature of Horizon and its business, the industries in which it operates and the risk of generic competition. The cash flows and terminal values were then discounted to present value as of December 31, 2022, using a midyear convention, at discount rates ranging from 8.9% to 10.2%. This range of discount rates was based on Morgan Stanley’s analysis of Horizon’s weighted average cost of capital determined by the application of the capital asset pricing model. The foregoing analyses reflect estimated research and development overhead costs as 40% of the total unallocated research and development costs and exclude the remaining 60% from the calculations, based on management guidance. The foregoing analyses assume (i) allocation of cost of goods sold based on Horizon management estimates, (ii) allocation of selling, general and administrative expenses and research and development costs based on Horizon management allocations and (iii) cash flow items allocated as a percentage of net sales based on Horizon management guidance. From the foregoing analyses, Morgan Stanley derived an illustrative product value ~~a range of illustrative aggregate values~~ for each medicine and medicine candidate (consisting of $16.6 billion for TEPEZZA, $6.1 billion for KRYSTEXXA, $0.9 billion for UPLIZNA, $1.6 billion for Horizon’s rare disease business unit, and $4.7 billion for Horizon’s development candidates). Unallocated selling, general and administrative expenses and research and development overhead costs were then subtracted from the implied range to arrive at a burdened implied total aggregate medicine value. The resulting range of implied aggregate values were then adjusted by the expected net debt of approximately $290 million of Horizon as of December 31, 2022, as provided by the management of Horizon. Morgan Stanley then divided the implied equity values by the number of fully diluted shares calculated using the treasury stock method, as of December 8, 2022, with the fully diluted shares calculated based on 227 million outstanding Horizon Shares, 8 million shares subject to outstanding Horizon RSUs and PSUs (reflecting maximum payouts for PSUs) and 5 million shares subject to outstanding options, as provided by the management of Horizon.”

8.

The following table is inserted after the fourth full paragraph on page 20, in the section titled “The Transaction—Opinion of Morgan Stanley & Co. LLC—Other Information—Precedent Transactions – Premia Paid Analysis.”

Date Announced	Target	Acquiror	Transaction Value AV (in billions)(1)	1-Day Premium(2)	Premium to 30D VWAP(3)
May-22	Biohaven	Pfizer	$12.3	79%	47%
Dec-21	Vifor Pharma	CSL	$11.7	61%	45%
Sep-21	Acceleron	Merck	$10.9	36%	42%
Dec-20	Alexion	AstraZeneca	$39.7	45%	43%
Oct-20	Myokardia	Bristol Myers Squibb	$12.1	61%	85%
Sep-20	Immunomedics	Gilead	$19.9	108%	109%
Jun-19	Allergan	AbbVie	$84.4	45%	48%
Jun-19	Array Biopharma	Pfizer	$11.3	62%	89%
Jan-10	Celgene	Bristol-Myers Squibb	$90.1	54%	51%
May-18	Shire	Takeda	$82.1	64%	56%
Jan-18	Juno	Celgene	$10.2	91%	79%
Jan-18	Bioverativ	Sanofi	$11.2	64%	88%
Aug-17	Kite	Gilead	$11.0	29%	50%
Jan-17	Actelion	Johnson and Johnson	$30.0	90%	94%
Aug-16	Medivation	Pfizer	$14.0	118%	118%
Jan-16	Baxalta	Shire	$35.7	37%	45%
Mar-15	Pharmacyclics	AbbVie	$20.2	39%	62%
Feb-15	Salix	Valeant	$16.0	44%	52%
Feb-15	Hospira	Pfizer	$17.0	39%	43%
Nov-14	Allergan	Actavis	$68.7	54%	75%
Feb-15	Forest Laboratories, Inc.	Actavis	$26.0	25%	33%
Median			$17.0	54%	52%
Mean			$30.2	59%	64%
25th Percentile				39%	45%
75th Percentile				64%	85%

(1)	Aggregate value (enterprise value) based on total offer value at announcement.
(2)	Premiums calculated as total offer value as of announcement date relative to unaffected share price for target.
(3)	Premiums calculated as total offer value at announcement relative to 30-day VWAP (based on trading days) as of the unaffected date; VWAPs based on Bloomberg.

9.

The following replaces the second full paragraph on page 21, in the section titled “The Transaction—Opinion of Morgan Stanley & Co. LLC—Other Information—Analyst Price Targets” with the below table added immediately following thereafter. The modified text is marked below, with added text in underline.

“For reference only, and not as a component of its fairness analysis, Morgan Stanley reviewed and analyzed future public market trading price targets for Horizon Shares that were prepared and published by equity research analysts on or before November 29, 2022, the last trading day prior to Horizon’s issuance of an announcement of a possible offer under Rule 2.4 of the Irish Takeover Rules. These one-year forward targets reflected each analyst’s estimate of the future public market trading price of Horizon Shares. The range of undiscounted analyst price targets was $74.00 to $146.00 per Horizon Share as of November 29, 2022. Morgan Stanley also noted that the mean and median of equity analyst undiscounted price targets for Horizon Shares was $105 and $98, respectively. The individual price targets observed are below:”

Broker	Date	Pre-Leak Price Target(1)	Premium to Pre-Leak(1)
Goldman Sachs	11/02/22	$146	+85%
Cowen	11/02/22	$140	+78%
Stifel	11/20/22	$138	+75%
J.P. Morgan	11/02/22	$120	+52%
Wells Fargo	11/04/22	$118	+50%
BMO	11/10/22	$117	+49%
Jefferies	11/02/22	$101	+28%
Guggenheim	11/11/22	$98	+24%
Oppenheimer	11/03/22	$92	+17%
Morgan Stanley	11/06/22	$90	+14%
Piper Sandler	11/02/22	$90	+14%

SVB Securities	11/02/22	$88	+12%
Bank of America	11/14/22	$87	+10%
UBS	11/02/22	$76	(4%)
HC Wainwright	11/09/22	$74	(6%)
Analyst Median		$98	24%
Analyst Average		$105	33%

Source: Bloomberg, Select Analyst Estimates

(1)	Pre-leak price targets as of 11/28/2022 from Bloomberg; market data as of pre-leak date (11/29/2022) – Horizon share price of $78.76.

10.	The following two tables replace the two tables on page 24, in the section titled “The Transaction—Horizon Unaudited Prospective Financial Information.”

($ in millions)	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
Total Net Sales	4,244	5,128	5,707	6,098	6,300	6,667	7,118	7,399	7,773	8,168
TEPEZZA	2,463	3,273	3,895	4,219	4,270	4,231	4,156	3,884	3,738	3,672
KRYSTEXXA	901	951	977	1,214	1,348	1,456	1,550	1,581	1,550	1,503
Rare Disease BU(1)	671	675	558	355	331	280	273	269	214	104
UPLIZNA(2)	209	229	277	309	351	451	575	671	731	762
Development Candidates(3)	0	0	0	0	0	249	563	994	1,541	2,127
Net Operating Income After Tax	1,489	2,004	2,410	2,588	2,694	2,964	3,217	3,632	3,891	4,073
Capex	(463)	(444)	(160)	(145)	(36)	(80)	(80)	(80)	(80)	(80)
Tax-Effected Share-Based Compensation	(181)	(174)	(178)	(190)	(198)	(205)	(213)	(222)	(231)	(240)
Increase/Decrease in Net Working Capital	(75)	67	(164)	(27)	(60)	6	(51)	(23)	(39)	(42)
Unlevered Free Cash Flows(4)	770	1,453	1,909	2,225	2,401	2,684	2,872	3,307	3,541	3,712

($ in millions)	2033	2034	2035	2036	2037
Total Net Sales	8,491	8,085	7,772	7,633	7,418
TEPEZZA	3,532	3,238	2,880	2,717	2,545
KRYSTEXXA	1,443	1,385	1,399	1,427	1,441
Rare Disease BU1	81	79	77	75	73
UPLIZNA(2)	769	742	650	532	426
Development Candidates(3)	2,666	2,640	2,766	2,882	2,934
Net Operating Income After Tax	4,218	4,024	3,935	3,861	3,749
Capex	(80)	(80)	(80)	(80)	(80)
Tax-Effected Share-Based Compensation	(249)	(259)	(269)	(280)	(291)
Increase/Decrease in Net Working Capital	(26)	46	45	52	60
Unlevered Free Cash Flows(4)	3,863	3,731	3,631	3,553	3,438

(1)	Rare Disease BU includes RAVICTI, PROCYSBI, ACTIMMUNE, BUPHENYL, QUINSAIR.
(2)	UPLIZNA reflects both NMOSD and other potential indications in development.
(3)	Development Candidates include HZN 825, daxdilimab, dazodalibep, ARO XDH and HZN 1116.
(4)

Unlevered Free Cash Flows, a non-GAAP financial measure, refers to net operating income after tax (a) minus (i) capital expenditures and (ii) tax-effected share-based compensation and (b) plus or minus changes in net working capital.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Transaction, Horizon filed with the SEC the definitive proxy statement on January 23, 2023 (as may be amended and supplemented, the “Proxy Statement”), which includes the Scheme Document. The Proxy Statement was mailed as of the time of such filing to Horizon Shareholders as of the record date of January 19, 2023, established for voting at the Horizon special meetings to approve the Transaction. BEFORE MAKING ANY VOTING DECISION, HOLDERS OF HORIZON SHARES ARE URGED TO READ THE PROXY STATEMENT (INCLUDING THE SCHEME DOCUMENT) AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION, INCLUDING ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION, THE PARTIES TO THE SCHEME AND RELATED MATTERS.

Any vote in respect of the resolutions to be proposed at the Horizon special meetings to approve the Transaction, the Scheme or related matters, or other responses in relation to the Transaction, should be made only on the basis of the information contained in the Proxy Statement (including the Scheme Document) and other relevant documents filed or to be filed with the SEC in connection with the Transaction, including any documents incorporated therein.

The Proxy Statement, as well as Horizon’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at Horizon’s website at https://ir.horizontherapeutics.com/financial-information/sec-filings. Horizon Shareholders and investors may also obtain, without charge, a copy of the Proxy Statement (including the Scheme Document) and other relevant documents (when available) by directing a written request to Horizon Therapeutics plc, Attn: Investor Relations, 70 St. Stephen’s Green, Dublin 2, D02 E2X4, Ireland, or by contacting Tina Ventura, Investor Relations, via email at investor-relations@horizontherapeutics.com.

PARTICIPANTS IN THE SOLICITATION

Horizon and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from Horizon Shareholders in connection with the Transaction and any other matters to be voted on at the Horizon special meetings. Information regarding the persons who may, under the rules of the SEC, be deemed to be participants in the solicitation of Horizon Shareholders, including a description of their direct or indirect interests, by security holdings or otherwise, is, or will be, set forth in the Proxy Statement (which contains the Scheme Document) and other relevant materials to be filed with the SEC in connection with the Transaction. Additional information about the directors and executive officers of Horizon, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement. You may obtain free copies of these documents using the sources indicated above.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Schedule contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “see,” “continue,” “could,” “can,” “may,” “will,” “likely,” “depend,” “should,” “would,” “plan,” “predict,” “target,” and similar expressions, and may include references to assumptions and relate to Horizon’s future prospects, developments and business strategies, and the Transaction. Such forward-looking statements include, but are not limited to, statements relating to the Transaction involving Amgen and Horizon, Horizon’s current expectations and estimates about the expected effects and anticipated benefits of the Transaction, including Amgen’s ability to further diversify its commercial portfolio and expand its pipeline to reinforce continued long-term growth, Amgen’s broadened global scale to further maximize the growth potential of Horizon’s marketed medicines, the combined companies’ long-term R&D discovery and development efforts, and Amgen’s R&D capabilities to rapidly advance the pipeline to find more therapies for patients who are underserved, the date of closing of the Transaction, including the parties’ ability to satisfy the conditions to the consummation of the Transaction and the other conditions set forth in the Transaction Agreement, and Horizon’s business activities and strategies. Horizon’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to: the ability of the parties to consummate the Transaction in a timely manner or at all; the satisfaction (or waiver) of conditions to the consummation of the Transaction, including with respect to the approval of Horizon Shareholders and required regulatory approvals; potential delays in consummating the Transaction; the ability of Horizon to timely and successfully achieve the anticipated benefits of the Transaction; the impact of health pandemics, including the COVID-19 pandemic, on the parties’ respective businesses and the actions the parties may take in response thereto, the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Transaction Agreement; the effect of the announcement or pendency of the Transaction on Horizon’s business relationships, operating results and business generally; costs related to the Transaction; and the outcome of any legal proceedings that have or may be instituted against the parties or any of their respective directors or officers related to the Transaction Agreement or the Transaction. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” and elsewhere in Horizon’s most recent filings with the SEC, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at www.sec.gov. These documents can be accessed on Horizon’s website at https://ir.horizontherapeutics.com/financial-information/sec-filings. The forward-looking statements set out in this Schedule are made only as of the date hereof. Horizon assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

RESPONSIBILITY STATEMENT REQUIRED BY THE IRISH TAKEOVER RULES

The directors of Horizon accept responsibility for the information contained in this Schedule. To the best of the knowledge and belief of the directors (who have taken all reasonable care to ensure that such is the case), the information contained in this Schedule is in accordance with the facts and does not omit anything likely to affect the import of such information.

DEALING DISCLOSURE REQUIREMENTS OF THE IRISH TAKEOVER RULES

Under the provisions of Rule 8.3(b) of the Irish Takeover Rules, if any person is, or becomes, “interested” (directly or indirectly) in 1% or more of any class of “relevant securities” of Horizon (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”), that person must publicly disclose all “dealings” in any “relevant securities” of Horizon during the “offer period,” by not later than 3:30 p.m. (E.T.) on the “business day” following the date of the relevant transaction.

If two or more persons co-operate on the basis of any agreement either express or tacit, either oral or written, to acquire an “interest” in “relevant securities” of Horizon, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.

A disclosure table, giving details of the companies in whose “relevant securities” and “dealings” should be disclosed can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

“Interests” in securities arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an ‘interest’ by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can be found on the Irish Takeover Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 1 678 9020.

ADDITIONAL INFORMATION

The bases and sources set out in the Rule 2.7 Announcement have been used in this Schedule, unless otherwise stated or the context otherwise requires.

The release, publication or distribution of this Schedule in, into, or from, certain jurisdictions other than Ireland may be restricted or affected by the laws of those jurisdictions. Accordingly, copies of this Schedule are not being, and must not be, mailed or otherwise forwarded, distributed or sent in, into, or from any such jurisdiction. Therefore, persons who receive this Schedule (including without limitation nominees, trustees and custodians) and are subject to the laws of any jurisdiction other than Ireland who are not resident in Ireland will need to inform themselves about, and observe, any applicable restrictions or requirements. Any failure to do so may constitute a violation of the securities laws of any such jurisdiction.

No statement in this Schedule is intended to constitute a profit forecast or a quantified financial benefit statement for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Horizon or Amgen. No statement in this Schedule constitutes an asset valuation.